Exhibit 99.1

SANGAMO THERAPEUTICS REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

Conference Call and Webcast Scheduled for 8 a.m. Eastern Time

Brisbane, California, February 28, 2020 – Sangamo Therapeutics, Inc. (NASDAQ: SGMO), a genomic medicine company, today reported fourth quarter and full year 2019 financial results and recent business highlights.

“This quarter marked an important milestone for Sangamo, as we transitioned to a Phase III company following the transfer of the IND for SB-525 hemophilia A gene therapy to our partner Pfizer, who plan to commence the registrational study this year. This is a significant step in our mission to bring our genomic medicines to patients,” said Sandy Macrae, CEO of Sangamo. “Additionally this year, we look forward to progressing our wholly owned assets, ST-920 gene therapy for Fabry disease and TX200 CAR-Treg cell therapy, in the clinic, and will work closely with our collaborator, Kite, as they advance KITE-037, an anti-CD19 allogeneic CAR-T therapy into a Phase 1/2 clinical trial. We will also continue to advance new IND targets in highly prevalent diseases, as exemplified by the newly announced Biogen collaboration, and will continue to look for additional synergistic partnership opportunities to advance our mission to bring innovative genomic medicines to patients and to create value for our shareholders.”

Recent Highlights

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Yesterday, announced global collaboration agreement with Biogen to develop and commercialize gene regulation therapies for Alzheimer’s, Parkinson’s, neuromuscular and other neurodegenerative diseases. Under the terms of the collaboration, Biogen has exclusive global rights to ST-501 for tauopathies including Alzheimer’s disease, ST-502 for synucleinopathies including Parkinson’s disease, and a third undisclosed neuromuscular disease target. In addition, Biogen has exclusive rights to nominate up to nine additional undisclosed targets over a target selection period of five years. Closing of the transaction is contingent on completion of review under antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in the United States (HSR).

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Completed the transfer of the investigational new drug application (IND) for SB-525 gene therapy in hemophilia A to development partner Pfizer, triggering a $25 million milestone payment. Pfizer is currently enrolling patients in a 6-month Phase 3 lead-in study, which serves as the foundation of the Phase 3 registrational study.

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Presented updated follow-up of the Phase 1/2 Alta Study assessing SB-525 in adult patients with severe hemophilia A in partnership with Pfizer at the 61st American Society of Hematology (ASH) annual meeting in December 2019. The data showed that SB-525 was generally well tolerated and demonstrated sustained increased Factor VIII levels following treatment with SB-525 through to 44 weeks, the extent of follow-up for the longest treated patient in the 3e13 vg/kg dose cohort.

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Received Orphan Drug Designation from the European Medicines Agency for ST-920, an investigational gene therapy candidate for Fabry disease. Six US sites are currently active and screening subjects for the Phase 1/2 STAAR study evaluating ST-920, which Sangamo is enrolling in 2020.

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Presented preliminary data from the Phase 1/2 THALES Study assessing ST-400, investigational ex vivo gene-edited cell therapy in patients with transfusion-dependent beta thalassemia in partnership with Sanofi at ASH.

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Achieved $7.5 million milestone from Sanofi for the first patient dosed in their Phase 1/2 PRECIZN-1 trial evaluating BIVV003, investigational ex vivo gene-edited cell therapy for the treatment of sickle cell disease.

•	Received clinical trial application authorization in the United Kingdom for the Phase 1/2 STEADFAST clinical study evaluating the CAR-Treg cell therapy TX200 for kidney transplantation.

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Hosted R&D Day in New York where Sangamo executives and scientists provided updates across the Company’s clinical and preclinical pipeline, as well as an overview of manufacturing capabilities to support clinical and commercial supply.

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Established new Scientific Advisory Board comprising industry and academic international thought leaders who will advise Sangamo on its current and future clinical programs and research and development strategy.

Fourth Quarter 2019 Financial Results

For the fourth quarter ended December 31, 2019, Sangamo reported consolidated net income attributable to Sangamo of $4.6 million, or $0.04 per share, compared to a net loss attributable to Sangamo of $18.7 million, or $0.18 per share, for the same period in 2018.

Revenues for the fourth quarter ended December 31, 2019 were $54.9 million, compared to $26.8 million for the same period in 2018. The increase in revenue was primarily attributable to a $25.0 million milestone achieved for the completion of the IND transfer for SB-525 to Pfizer for hemophilia A, and a $7.5 million milestone achieved for dosing the first subject in the BIVV003 sickle cell disease Phase 1/2 clinical trial partnered with Sanofi.

Total operating expenses were $53.4 million for the fourth quarter ended December 31, 2019, compared to $47.6 million for the same period in 2018.

Research and development expenses were $38.3 million for the fourth quarter of 2019, compared to $33.3 million for the same period in 2018. General and administrative expenses were $15.1 million for the fourth quarter of 2019, compared to $14.4 million for the same period in 2018.

Full Year 2019 Results

For the year ended December 31, 2019, the consolidated net loss attributable to Sangamo was $95.2 million, or $0.85 per share, compared to a net loss attributable to Sangamo of $68.3 million, or $0.70 per share, for the year ended December 31, 2018.

Revenues were $102.4 million in 2019, compared to $84.5 million in 2018. The increase in revenues was primarily attributable to milestones achieved with Sanofi and Pfizer as well as higher revenues related to our collaboration agreement with Kite, a Gilead Company.

On a GAAP basis, total operating expenses were $207.6 million in 2019, compared to $161.6 million in 2018. Stock-based compensation expense included in total operating expenses in 2019 was $19.3 million, compared to $14.7 million in 2018.

Non-GAAP total operating expenses excluding the above stock-based compensation expense, were $188.3 million and $146.9 million in 2019 and 2018, respectively.

The increase in total operating expenses was primarily related to the Company’s overall headcount growth and facilities expansion to support the advancement of Sangamo’s therapeutic pipeline.

Research and development expenses were $145.9 million in 2019, compared to $114.9 million in 2018. General and administrative expenses were $61.7 million in 2019, compared to $46.7 million in 2018.

As of December 31, 2019, the Company had cash, cash equivalents, marketable securities and interest receivable of $385.0 million.

Financial Guidance for 2020

On a GAAP basis, Sangamo expects total operating expenses to be in the range of $270 to $285 million in 2020, which includes non-cash stock-based compensation expense of approximately $25 million.

Non-GAAP total operating expenses, excluding expected non-cash stock-based compensation expense of approximately $26 million, are expected to be in the range of $245 to $260 million.

Conference Call

Sangamo will host a conference call today, February 28, 2020, at 8:00 a.m. Eastern Time, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo Therapeutics website in the Investors and Media section under Events and Presentations.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 4609858. Participants may access the live webcast via a link on the Sangamo Therapeutics website in the Investors and Media section under Events and Presentations. A conference call replay will be available for one week following the conference call. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 4609858.

About Sangamo Therapeutics

Sangamo Therapeutics is committed to translating ground-breaking science into genomic medicines with the potential to transform patients’ lives using gene therapy, ex vivo gene-edited cell therapy, and in vivo genome editing and genome regulation. For more information about Sangamo, visit www.sangamo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Sangamo’s current expectations. These forward-looking statements include, without limitation, statements regarding the closing of Sangamo’s recently-announced global collaboration agreement with Biogen, Pfizer’s plans to commence a registrational study for SB-525 this year, Sangamo’s expectations of progressing its wholly-owned assets in the clinic, the expected advancement of KITE-037 into a Phase 1/2 clinical trial, Sangamo’s expectation of advancing new IND targets, potential additional synergistic partnership opportunities for Sangamo to advance its mission to bring innovative genomic medicines to patients and to create value for its stockholders, Sangamo’s 2020 financial guidance related to GAAP and non-GAAP total operating expenses, and other statements that are not historical fact. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the dependence on the success of clinical trials, the lengthy and uncertain regulatory approval process, risks and uncertainties related to the initiation, enrollment and completion of clinical trials, whether the final results from a study will validate and support interim safety and efficacy data, Sangamo’s reliance on partners and other third-parties to meet their clinical and manufacturing obligations, and the ability to maintain strategic partnerships and collaborations. Further, there can be no assurance that (i) Sangamo’s global collaboration agreement with Biogen will become effective and that the transaction will otherwise close, including as a result of the failure by the parties to clear HSR review or otherwise satisfy closing conditions or (ii) the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable product candidates. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo’s operations and business environments. These risks and uncertainties are described more fully in Sangamo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 as filed with the Securities and Exchange Commission and Sangamo’s Annual Report on Form 10-K that it intends to file shortly. Forward-looking statements contained in this announcement are made as of this date, and Sangamo undertakes no duty to update such information except as required under applicable law.

Non-GAAP Financial Measures

To supplement Sangamo’s financial results and guidance presented in accordance with GAAP, Sangamo presents non-GAAP total operating expenses, which exclude stock-based compensation expense from GAAP total operating expenses. Sangamo believes that this non-GAAP financial measure, when considered together with its financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare Sangamo’s results from period to period and to its forward-looking guidance, and to identify operating trends in Sangamo’s business. Sangamo has excluded stock-based compensation expense because it is a non-cash expense that may vary significantly from period to period as a result of changes not directly or immediately related to the operational performance for the periods presented. This non-GAAP financial measure is in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Sangamo encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP financial information, to more fully understand Sangamo’s business.

Contact

Investor Relations – Global

McDavid Stilwell

510-970-6000, x219

mstilwell@sangamo.com

Media Inquiries – Global

Aron Feingold

510-970-6000, x421

afeingold@sangamo.com

Investor Relations and Media Inquiries – European Union & United Kingdom

Caroline Courme

33 4 97 21 27 27

ccourme@sangamo.com

-more-

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SELECTED CONSOLIDATED FINANCIAL DATA

(unaudited; in thousands, except per share data)

Statement of Operations Data:

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Revenues	$54,851	$26,837	$102,428	$84,452
Operating expenses:
Research and development	38,329	33,254	145,922	114,866
General and administrative	15,053	14,355	61,686	46,736

Total operating expenses	53,382	47,609	207,608	161,602

Income (loss) from operations	1,469	(20,772)	(105,180)	(77,150)
Interest and other income, net	3,032	1,553	9,761	8,261

Net income (loss) attributable to Sangamo Therapeutics, Inc. stockholders	4,501	(19,219)	(95,419)	(68,889)
Net loss attributable to non-controlling interests	(54)	(555)	(233)	(555)

Net income (loss) attributable to Sangamo Therapeutics, Inc. stockholders	$4,555	$(18,664)	$(95,186)	$(68,334)

Basic and diluted net income (loss) per common share attributable to Sangamo Therapeutics Inc. stockholders	$0.04	$(0.18)	$(0.85)	$(0.70)

Shares used in computing basic net income (loss) per common share attributable to Sangamo Therapeutics, Inc. stockholders	115,903	102,057	112,114	96,941

Shares used in computing diluted net income (loss) per common share attributable to Sangamo Therapeutics, Inc. stockholders	126,653	102,057	112,114	96,941

Balance Sheet Data:

	December 31, 2019	December 31, 2018
Cash, cash equivalents, marketable securities and interest receivable	$384,988	$400,508
Total assets	637,516	590,395
Total stockholders’ equity	432,739	367,257